UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 4, 2013

Riviera Holdings Corporation

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-21430	88-0296885
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2901 Las Vegas Boulevard South Las Vegas, Nevada	89109
(Address of Principal Executive Offices)	(Zip Code)

(702) 734-5110

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective on October 7, 2013, the Board of Directors of Riviera Holdings Corporation (the "Company") appointed Michael Pearse, age 46, as the Company's Chief Financial Officer and Treasurer. Further, Mr. Pearse was also appointed as the Chief Financial Officer, Treasurer and Vice President of Finance of the Company's wholly-owned subsidiary Riviera Operating Corporation ("ROC").

Mr. Pearse fills these positions vacated by Mr. Paul Roshetko, who separated from these positions effective on October 4, 2013. The Company has agreed to compensate Mr. Roshetko through October 18, 2013.

The Company will pay Mr. Pearse an annual base salary of $175,000 and reimburse him for moving expenses.

Mr. Pearse is a Certified Public Accountant (inactive) and brings over 19 years of experience in the hospitality industry, primarily in the area of finance and accounting. Before joining the Company, Mr. Pearse was the Director of Finance for the Belle of Baton Rouge since January 2013. Before that, Mr. Pearse was the Vice President of Finance for L'Auberge Casino & Hotel Resort, a position he held from April 2011 until November 2012. Before that, Mr. Pearse served as Executive Director of Finance for Mandalay Bay Resort from October 2006 until February 2011, and before that as Director of Finance for various properties owned by Stations Casinos from September 2005 until October 2006. Mr. Pearse also served in a variety of finance and accounting positions for Caesars Entertainment from December 1993 until August 2005. Mr. Pearse holds a Bachelor of Arts degree in Management and a Master’s of Business Administration degree from Southeastern Louisiana University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 10, 2013	RIVIERA HOLDINGS CORPORATION

	By:	/s/ Tullio Marcchione
		Name:	Tullio Marcchione
		Title:	Secretary